203 North LaSalle Street, Suite 1800
Chicago, Illinois 60601-1293
 main 312.368.4000 fax 312.236.7516

February 11, 2003

The Boeing Company
100 North Riverside Plaza
Chicago, IL 60606

Ladies and Gentlemen:

        We have served as counsel for The Boeing Company, a Delaware corporation (the "Company"), in connection with the Company's registration statement on Form S-3 (SEC File No. 333-99509) (the "Registration Statement") previously declared effective by the Securities and Exchange Commission relating to debt securities in a maximum aggregate offering price of $1,000,000,000 (the "Securities"), all of which Securities may be offered and sold by the Company from time to time as set forth in the prospectus filed as part of the Registration Statement (the "Prospectus"), and as to be set forth in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the offering by the Company of $600,000,000 principal amount of its 5 1/8% Notes due February 15, 2013 and $400,000,000 principal amount of its 6 1/8% Notes due February 15, 2033 (collectively the "Notes") as described in a Prospectus Supplement dated February 6, 2003. This opinion letter is furnished to you at your request to enable the Company to continue to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

        We have examined and relied and base our opinion on originals or copies, certified or otherwise identified to our satisfaction, of the following documents and records and upon such matters of law as we have deemed necessary for the purposes of this opinion.

  1.
  An executed copy of the Registration Statement and a copy of the Prospectus dated September 20, 2002 and Prospectus Supplement dated February 6, 2003 (the "Prospectus Supplement").

  2.
  The Restated Certificate of Incorporation of the Company (the "Certificate"), as certified by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

  3.
  The Bylaws of the Company, as amended to date, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

  4.
  Resolutions of the Board of Directors of the Company adopted during meetings on August 25-27, 2002 relating to the filing of the Registration Statement and related matters, and of the Pricing Committee established thereunder adopted on February 6, 2003 relating to the offering of the Notes, each as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

Piper Rudnick LLP    •    In Illinois, Piper Rudnick, an Illinois General Partnership

  5.
  The Underwriting Provisions dated February 6, 2003, the terms of which are incorporated by reference into the related Terms Agreement dated February 6, 2003 by and among the Company and Credit Suisse First Boston LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. (collectively, the "Purchase Agreement").

        The opinions set forth herein are qualified as stated therein and are qualified further by the following:

          (a)  This opinion is based upon existing laws, ordinances and regulations in effect as of the date hereof and as they presently apply.

          (b)  We express no opinion as to the effect of the laws of any state or jurisdiction other than the States of Illinois and New York, the Delaware General Corporation Law and the laws of the United States of America upon the transactions described herein.

          (c)  In rendering the opinions set forth below, we have relied, to the extent we believe appropriate, as to matters of fact, (i) upon certificates or statements of public officials and of the officers of the Company, and (ii) upon representations and warranties contained in the Purchase Agreement and the Registration Statement, and we have made no independent investigation or verification of said facts. No opinion is being expressed as to the effect of any event, fact or circumstance of which we have no actual knowledge.

          (d)  We have assumed the competency of the signatories to the Purchase Agreement, the global certificates representing the Notes and certain officers certificates, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the accuracy and completeness of all records made available to us.

          (e)  We have assumed that (i) the Purchase Agreement has been duly authorized, executed and delivered by the parties thereto (other than the Company), is within their corporate, trust, limited liability company or partnership power, and are their legal, valid and binding obligation(s) and that it is in compliance with all applicable laws, rules and regulations governing the conduct of their respective businesses and this transaction, (ii) the Purchase Agreement will be enforced in circumstances and in a manner which is commercially reasonable, (iii) the parties to the Purchase Agreement (other than the Company), are not subject to any statute, rule or regulation or any impediment that requires them or the Company to obtain the consent, or to make any declaration or filing with any governmental authority in connection with the transactions contemplated by the Purchase Agreement, and (iv) all terms, provisions and conditions relating to the transaction referred to in this opinion letter are correctly and completely reflected in the Purchase Agreement.

          (f)    The opinions hereafter expressed are qualified to the extent that: (i) the characterization of, and the enforceability of any rights or remedies in, any agreement or instrument may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, equitable subordination, or similar laws and doctrines affecting the rights of creditors generally and general equitable principles; (ii) the availability of specific performance, injunctive relief or any other equitable remedy is subject to the discretion of a court of competent jurisdiction; and (iii) the provisions of any document, agreement or instrument that (a) may require indemnification or contribution for liabilities under the provisions of any Federal or state securities laws or in respect to the neglect or wrongful conduct of the indemnified party or its representatives or agents, (b) purport to confer, waive or consent to the jurisdiction of any court, or (c) waive any right granted by common or statutory law, may be unenforceable as against public policy; and (iv) any provisions of the Purchase Agreement granting so-called "self-help" or extrajudicial remedies may not be enforceable.

          (g)  Requirements in the Purchase Agreement specifying that provisions thereof may only be waived in writing may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such documents.

          (h)  Whenever our opinion, with respect to the existence or absence of facts, is qualified by the phrase "to our knowledge" or a phrase of similar import, it indicates that during the course of our representation of the Company in connection with the subject transaction no information has come to the attention of our attorneys who have worked on the subject transaction which would give us current actual knowledge of the existence or absence of such facts. Without limiting the generality of the foregoing, it is expressly understood that no opinion is expressed with regard to: (a) the financial ability of the Company to meet its obligations under either the Senior Indenture dated February 1, 2003 between the Company and JPMorgan Chase Bank (the "Indenture") relating to the Notes or the Purchase Agreement; (b) although we are not aware of any untruthfulness or inaccuracy, the truthfulness or accuracy of any applications, reports, plans, documents, financial statements or other matters furnished to the purchasers by (or on behalf of) the Company in connection with the Indenture, the Purchase Agreement or the Registration Statement; or (c) although we are not aware of any untruthfulness or inaccuracy, the truthfulness or accuracy of any representations or warranties made by the Company in the Indenture, the Purchase Agreement or the Registration Statement or other documents described herein, which are not the subject of any of the opinions stated herein. However, except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Company or any other matter.

          (i)    We have examined the latest compilations that are available to us of the applicable statutes of such jurisdictions that relate to the issuance of the Notes and, in certain instances, the written regulations and rulings issued thereunder. We have not obtained special written rulings of the SEC, state securities commissions or other administrative bodies or officials charged with the administration of such statutes, regulations and rulings and we have not obtained and do not rely on opinions of other counsel.

        Based upon the foregoing, and in reliance thereon, but subject to the assumptions, limitations and qualifications expressed herein, we are of the opinion that, as of the date hereof, following issuance of the Notes pursuant to the terms of the Purchase Agreement and receipt by the Company of the consideration for the Notes specified in the resolutions of the Company's Board of Directors and the Pricing Committee referred to above, the Notes will be validly issued and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or similar laws affecting creditors' rights generally from time to time in effect and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and except that a waiver of rights under any usury law may be unenforceable.

        We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date of this opinion letter, which Form 8-K will be incorporated by reference into the Registration Statement. This opinion letter should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

        We hereby consent (i) to be named in the Registration Statement, and in the Prospectus, as attorneys who will pass upon the legality of the Securities to be sold thereunder and (ii) to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ PIPER RUDNICK
Piper Rudnick